Exhibit 21.1

Subsidiaries of OneSpaWorld Holdings Limited

Subsidiary	Jurisdiction
Dory Intermediate LLC	Delaware
Dory Acquisition Sub, Ltd.	Bahamas
Dory US Merger Sub, LLC	Delaware